Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

This AGREEMENT AND GENERAL RELEASE (the “Agreement”), entered into as of the date on the signature page hereof, and effective upon the date described in Paragraph 16 hereof (the “Effective Date”), is by and between Don V. Ingram (“Mr. Ingram”) on the one hand, and IMCO Recycling Inc. (“IMCO”) and IMCO Management Partnership L.P. (the “Partnership”) (sometimes collectively referred to herein as the “Company”) on the other hand (Mr. Ingram, IMCO and the Partnership are collectively referred to herein as the “Parties”).

WHEREAS, Mr. Ingram previously served as President, Chief Executive Officer and Chairman of the Board of Directors of IMCO; and

WHEREAS, Mr. Ingram and IMCO have decided that his service as President and Chief Executive Officer of IMCO should come to a conclusion and Mr. Ingram wishes to resign from his position as a member of the Board of Directors of IMCO and from any and all other positions that he may hold or have held in any Employer Entity (as defined below);

THEREFORE, in consideration of the promises, mutual covenants and agreements contained in this Agreement, the Parties agree as follows:

1. As used in this Agreement, the terms “Employer Entity” or “Employer Entities” shall include IMCO, the Partnership and their trusts and plans, direct or indirect subsidiaries, affiliates and related companies or entities, regardless of its or their form of business organization.

2. Effective April 12, 2004 (the “Date of Termination”), (i) Mr. Ingram’s employment with the Company, and (ii) that certain employment agreement dated September 1, 2000, as amended September 18, 2001 and May 9, 2003 (the “Employment Agreement”) are terminated, and Mr. Ingram resigns as a director from the IMCO Board of Directors and from any and all director, officer and other positions he may hold or have held with any Employer Entity as of the Date of Termination. The foregoing shall constitute Mr. Ingram’s written notice of resignation from all such directorships, officer positions and similar positions.

3. Subject to the continuing satisfaction of the terms and conditions of this Agreement by Mr. Ingram and the condition that Mr. Ingram has not revoked any portion of this Agreement during the seven-day revocation period described in Paragraph 16 below, the Company, within two business days after the Effective Date, shall pay to Mr. Ingram the amount of $1,500,000 in cash. Mr. Ingram hereby authorizes and directs the Company to apply such amount to (a) authorized deductions for contribution to Mr. Ingram’s 401k account in the IMCO Retirement Savings Plan, up to the maximum amount permitted, and (b) withholding for applicable taxes required by law with respect to such payment of $1,500,000 and with respect to the acceleration of vesting and delivery to Mr. Ingram of 450,000 shares of common stock of IMCO pursuant to Paragraph 4 hereof (free of restrictions set forth in those certain restricted stock agreements evidencing same as referenced in such Paragraph 4, but subject in all respects to the other terms of Paragraph 4). As a result of the foregoing, all of the $1,500,000 in cash shall be applied by the Company as set forth in the preceding sentence.

For the lesser of (1) a period of thirty-six (36) months subsequent to the Effective Date of this Agreement or (2) until Mr. Ingram obtains comparable coverage under a subsequent employer’s benefit plan or plans, Employer Entity will pay all of the cost incurred by Mr. Ingram for his continued participation in IMCO’s Benefits Plan (as defined in the Employment Agreement) provided that his continued participation is permitted under the general terms and provisions of the applicable plan, program and/or policy that is included within IMCO’s Benefits Plan. In the event and to the extent that Mr. Ingram’s participation in the Group Life and Accidental Death and Dismemberment Insurance Program for Senior Management, the applicable Group Long Term Disability Insurance Program, the major medical plan which includes hospital, physician, prescription drugs and dental benefits, or any such similar plan, program, or policy under IMCO’s Employee Benefit Plan, is not permitted, the Company shall cause the appropriate Employer Entities to arrange to provide Mr. Ingram and his dependents with benefits substantially similar to those which he would receive under such plans, programs and policies at no greater cost to him than if such participation were permitted. Mr. Ingram is fully vested in all amounts contributed by the Company to his accounts in the IMCO Retirement Savings Plan. The benefits provided during the period of coverage under this paragraph shall offset any period of coverage in which Mr. Ingram or his dependents may be entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985.

4. Within three business days after the Effective Date, the Company shall take appropriate action to cause to be delivered to Mr. Ingram a certificate or certificates evidencing 450,000 shares of validly issued and outstanding common stock of IMCO, which shall be free of all restrictions set forth in that certain Amended and Restated 2000 Restricted Stock Agreement and that certain 2002 Restricted Stock Agreement, both dated October 16, 2002, by and between Mr. Ingram and IMCO, and would only be subject to the following restrictions: (i) the restrictions identified in Paragraph 12 hereof and (ii) restrictions on sale and transfer under the Securities Act of 1933, as amended (the “Securities Act”). Except as provided in the immediately preceding sentence and Paragraphs 5 and 7 below, upon delivery of the aforementioned shares, Mr. Ingram shall forfeit, cancel and relinquish any and all claims or entitlement to shares of IMCO capital stock (other than issued and unrestricted shares of IMCO stock currently owned by him), IMCO stock options, IMCO restricted stock, IMCO restricted stock units or any other type of IMCO equity securities or phantom equity securities (the “Equity Awards”) that were provided, granted or awarded to Mr. Ingram as an employee or director of the Company, including, but not limited to (a) any and all shares of restricted common stock of IMCO under the terms of that certain Amended and Restated 2000 Restricted Stock Agreement and that certain 2002 Restricted Stock Agreement, both dated October 16, 2002 by and between Mr. Ingram and IMCO; and (b) any and all restricted stock units under the terms of IMCO’s Amended and Restated 2000 Restricted Stock Plan.

5. The Performance Share Units (“PSUs”) set forth on Exhibit A hereof (which is incorporated by reference herein), were granted to Mr. Ingram in 2002, 2003 and 2004 pursuant to the IMCO 1999 Performance Share Unit Plan (the “PSU Plan”). All of such PSUs shall remain in effect, but subject to the terms and conditions of the PSU Plan and the applicable Performance Share Award Agreements, and any payments with respect to such PSUs shall be made to Mr. Ingram if and to the extent provided in the PSU Plan and the applicable Performance Share Award Agreements. With respect to such PSU’s, a “Retirement” as defined in such PSU Plan shall have been deemed to occur as of the Effective Date.

6. Mr. Ingram represents, warrants, acknowledges and agrees with the Company that, prior to his execution and delivery of this Agreement, he has not previously transferred or assigned in whole or in part, any of the Equity Awards, any right or benefit therein or thereunder, or any rights or benefits under any of the agreements evidencing same. Except as specifically set forth herein, Mr. Ingram acknowledges and agrees that this Agreement shall govern and control with respect to the terms and conditions of such Equity Awards and any and all of his rights thereto, regardless of whether such terms and conditions are in conflict with or contradict the terms hereof, and despite the terms of any such plans or agreements governing same. Mr. Ingram acknowledges and agrees that except as provided in Paragraphs 4, 5 and 7 herein, Mr. Ingram has no right, title or interest in or to any other Equity Award(s) under any plan, contract, arrangement or understanding with any Employer Entity, or any rights to acquire from any Employer Entity any securities or property of any of the Employer Entities.

7. Mr. Ingram has vested and unvested stock options to purchase 402,167 shares of common stock of IMCO (the “Options”) pursuant to the terms of the IMCO 1992 Stock Option Plan, as amended, and/or the IMCO 1996 Annual Incentive Program, as amended, as the case may be, as set forth in Exhibit B hereto (which is incorporated by reference herein). With respect to such Options, a retirement in accordance with Company policies has occurred as of the Effective Date under the terms of the plans and agreements governing same, and in accordance with such terms, (i) vesting of all unvested Options is hereby accelerated and all such Options are exercisable in full as of the Effective Date, and (ii) Mr. Ingram will have 180 days from the Effective Date within which to exercise any or all of the unvested Options (unless the term of any applicable option agreement expires before the end of such 180-day period). All Options which have not been exercised within such 180-day period, together with any and all agreements relating to such Options and any and all rights of Mr. Ingram with respect thereto, shall upon the expiration of such period, be thereupon canceled and terminated in full, rendered null and void, and without any further force or effect whatsoever.

8. The Company hereby notifies Mr. Ingram of IMCO’s termination of that certain Split-Dollar Insurance Agreement dated May 2, 1998 (the “Split-Dollar Agreement”) by and between IMCO and Steve B. Ingram as Trustee of the Ingram Family Insurance Trust No. 1 (the “Trust”), pursuant to Section 6(b) of the terms thereof. The Trust shall pay, and Mr. Ingram shall use his best efforts to cause such Trust to pay, to IMCO a sum in U.S. Dollars equal to the “Premium Advance,” as such term as defined in Section 3 of such Split-Dollar Agreement, within three business days after the Trust receives the amount equal to such Premium Advance, but in any event on or before May 31, 2004. In addition, Mr. Ingram hereby releases and relinquishes any and all right, title and interest that he may have in any accrued or unaccrued bonus from any Employer Entity for fiscal 2004, and further relinquishes any and all right, title and interest in or to any other compensation, in any form whatsoever, from any Employer Entity, other than as specifically provided herein. In no event shall Mr. Ingram be obligated to return any bonus or other compensation received prior to the Effective Date.

9. Any and all agreements evidencing any of the foregoing compensation and other items described in Paragraphs 3 through 7, inclusive, shall be, to the extent inconsistent with the terms of this Agreement, deemed amended and superseded by the terms hereof, or terminated and cancelled, as the case may be and as appropriate and applicable under the circumstances.

10. Mr. Ingram understands that if he does not sign this Agreement or if he revokes this Agreement under Paragraph 16 hereof, he shall not be entitled to any consideration described herein, including, but not limited to, the consideration described in Paragraphs 3 through 7 above. In the event of any such revocation, Mr. Ingram shall retain all rights which he had prior to signing this Agreement, and Mr. Ingram shall not be prejudiced in any way by having signed this Agreement prior to revocation.

11. In return for the consideration described in Paragraphs 3 and 4, and except as otherwise provided in this Agreement, effective on the Effective Date, Mr. Ingram hereby releases, individually and collectively, each and every Employer Entity, and their respective directors, officers, employees, partners, managers, members, agents or any persons acting on behalf of the aforementioned persons or entities (collectively referred to as the “Parties Released”) from any and all claims, demands, causes of action, liabilities, or damages (specifically including, but not limited to, actual damages, special damages and punitive damages), attorney’s fees or suits of whatsoever nature that he has, that he has had, or that he may have, against any of the Parties Released, arising from or in any way related to (1) his employment or the termination of his employment, (2) the Employment Agreement, (3) his position, duties or service as an officer or director of any Employer Entity, and (4) his ownership of shares of stock, or other ownership interest, or business dealings, with any Employer Entity; this release specifically includes, but is not limited to, any and all claims whatsoever for breach of contract or fraud (collectively referred to as the “Released Claims”). Mr. Ingram acknowledges that this is a full and general release of any and all claims, except as specifically reserved below. Mr. Ingram also hereby represents and warrants that he has not transferred or assigned any Released Claims. Notwithstanding anything that is set forth to the contrary in this Agreement, Mr. Ingram does not release, and the Agreement shall not affect, any rights Mr. Ingram may have to: (a) indemnification under the Company’s By-Laws or Certificate of Incorporation or any applicable law; or (b) benefits under any insurance policy to which is he otherwise entitled, including but not limited to Director and Officer Liability Insurance policies of the Company. The provisions of sub-clause (b) in the immediately preceding sentence shall not apply with respect to Paragraph 8 hereof or its subject matter. Mr. Ingram agrees that he will never sue the Parties Released concerning any Released Claims arising out of any event prior to the Effective Date.

12. Mr. Ingram agrees as follows for the period from the Effective Date until May 1, 2005:

A. Without the prior written consent of IMCO, neither Mr. Ingram, his affiliates or associates, nor any corporation or other entity controlled by Mr. Ingram, whether acting alone or with other individual(s) or entities (collectively, the “Ingram Group”), will, directly or indirectly, acquire any common stock or shares of other classes of capital stock or securities of IMCO which are then entitled to vote generally in the election of directors (collectively, the “Voting Securities”) (except by way of stock dividends or other distributions or offerings made available to holders of Voting Securities generally) if the effect of such acquisition would be to increase the aggregate voting power in the election of directors of all Voting Securities then owned by all members of the Ingram Group to greater than 20% of such total combined voting power of all Voting Securities then outstanding. The foregoing shall not pertain to any increase in the aggregate percentage ownership of the Ingram Group where such increase occurs solely as a result of a recapitalization of IMCO or any other action taken by IMCO or its affiliates (other than the Ingram Group).

B. Mr. Ingram shall take such action as may be required so that all Voting Securities owned by any member of the Ingram Group are voted for management’s nominees to the Board of Directors of IMCO and, unless IMCO otherwise consents in writing, on all other matters to be voted on by the holders of Voting Securities, in the same proportion as the votes cast by other holders of Voting Securities. The members of the Ingram Group, as holders of Voting Securities, shall be present, in person or by proxy, at all meetings of stockholders of IMCO so that all Voting Securities beneficially owned by them may be counted for the purpose of determining the presence of a quorum at such meetings.

C. No member of the Ingram Group shall deposit any Voting Securities in a voting trust or (or except as contemplated herein) subject any Voting Securities to any understanding or agreement with respect to the voting of such Voting Securities.

D. No member of the Ingram Group shall solicit proxies or become a participant in a “solicitation,” as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in opposition to the recommendation of the majority of the directors of IMCO with respect to any matter.

E. No member of the Ingram Group shall join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of Voting Securities, or otherwise become a “person” within the meaning of Section 13(d)(3) of the Exchange Act (in each case other than solely with members of the Ingram Group).

F. Mr. Ingram shall not and no member of the Ingram Group shall, directly or indirectly, offer, sell or transfer any Voting Securities except (i) to another member of the Ingram Group, (ii) pursuant to a bona fide public offering, registered under the Securities Act of 1933, as amended (the “Securities Act”), of Voting Securities, (iii) pursuant to Rule 144 under the Securities Act, (iv) in other transactions in which Voting Securities are not sold or transferred to any person or related group of persons who would immediately thereafter own or have the right to acquire Voting Securities representing more than 5% of the total combined voting power of all Voting Securities then outstanding, or (v) as a result of any pledge or hypothecation to a bona fide financial institution or any nationally recognized New York Stock Exchange-member securities firm to secure a bona fide loan, or the foreclosure of any lien or encumbrance which may be placed upon any Voting Securities (whether voluntarily or involuntarily).

Mr. Ingram acknowledges and agrees that irreparable damage would occur in the event any of the provisions of this Paragraph 12 of the Agreement were not performed in accordance with their specific terms or were otherwise materially breached. It is accordingly acknowledged and agreed that, in the event of any actual or threatened breach of this Paragraph 12 by Mr. Ingram, IMCO shall be entitled to an injunction or injunctions to prevent breaches of this Paragraph 12 in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which they may be entitled at law or equity.

If requested in writing by IMCO, Mr. Ingram shall deposit or cause to be deposited as soon as administratively practicable, all of the certificates representing the Voting Securities into escrow under an escrow agreement with a financial institution having corporate trust powers or a brokerage firm mutually satisfactory both to Mr. Ingram and the Company, and enter into an escrow agreement with the Company containing usual and customary representations, warranties and covenants.

IMCO may enter a stop transfer order with the transfer agent or agents of Voting Securities against the transfer of Voting Securities except in compliance with the requirements of this Agreement. IMCO agrees to remove any stop transfer order with respect to, and issue unlegended certificates in substitution for, certificates for any Voting Securities that are no longer subject to the restrictions contained in this Agreement.

Mr. Ingram acknowledges and agrees that he has been furnished sufficient and adequate consideration in exchange for his promises and agreements set forth in this Paragraph 12, including the consideration described in Paragraphs 3 and 4 hereof.

As used in this Paragraph 12, the terms “affiliate” and “associate” shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act and the term “person” shall mean any individual, partnership, corporation, trust or other entity.

13. Mr. Ingram expressly acknowledges that he would not be entitled to the consideration described in Paragraphs 3 and/or 4, in whole or in part, on account of his employment with any Employer Entity or for the services that he performed for any Employer Entity if he did not execute this Agreement and General Release enforceable against Mr. Ingram. Mr. Ingram has no agreement with any Employer Entity that gives Mr. Ingram any right or claim to the consideration described in Paragraphs 3 and/or 4 without providing a release to each and every Employer Entity and the Parties Released. Mr. Ingram expressly acknowledges that there is no practice or policy of any Employer Entity that gives Mr. Ingram any right or claim to the consideration described in Paragraphs 3 and/or 4 without providing a release to each and every Employer Entity and the Parties Released.

14. Mr. Ingram expressly acknowledges that, in connection with his decision to accept the consideration described in Paragraphs 3 and 4 and to provide a release of claims and a promise not to sue, he has not relied on any statement, representation, promise, or agreement of any kind made by any of the Parties or by any of the Parties’ agents, attorneys, or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement. This Agreement sets forth the entire agreement between the Parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the Parties hereto pertaining to the subject matter hereof, other than the terms of the following plans and agreements (except to the extent modified herein):

(a) The IMCO 1999 Performance Share Unit Plan;

(b) The Performance Share Award Agreements between Mr. Ingram and IMCO evidencing the PSUs granted in 2002, 2003 and 2004, set forth on Exhibit A;

(c) The IMCO 1992 Stock Option Plan, as amended;

(d) The IMCO 1996 Annual Incentive Program, as amended;

(e) The Stock Option Agreements between Mr. Ingram and IMCO evidencing the terms of the stock option grants set forth on Exhibit B;

(f) IMCO’s Benefit Plan; and

(g) the IMCO Retirement Savings Plan.

15. In connection with this Agreement:

(a) Mr. Ingram acknowledges that he has been given a full and fair opportunity to review this Agreement;

(b) Mr. Ingram understands that he has been given at least 21 days to consider whether to accept the consideration described in Paragraphs 3 and 4 in return for providing a release to each and every Employer Entity and the Parties Released;

(c) If Mr. Ingram had made the decision to sign this Agreement before the expiration of 21 days, he certifies that the decision to provide a release before the expiration of the 21-day period was knowing and voluntary and was not induced by any Employer Entity or by any of the Parties Released through fraud, misrepresentations, a threat to withdraw or alter the offer prior to the expiration of the 21-day time period, or by providing different terms to other employees who sign the release prior to the expiration of such time period;

(d) Mr. Ingram understands that this Agreement applies to any claims that he may have against the Company (except those under in Paragraphs 3 and 4) arising prior to the Effective Date, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as well as any claim under the Sarbanes-Oxley Act of 2002, 15 U.S.C. § 7201, et seq.;

(e) Each Employer Entity has specifically advised Mr. Ingram to consult with an attorney of his choice before executing this Agreement and he states that he has counseled with an attorney of his choice; and

(f) Mr. Ingram has carefully read and fully understands all of the provisions of this Agreement, and he has signed this Agreement knowing that he has given a release to the Parties Released that will prevent Mr. Ingram from suing any Employer Entity or any of the Parties Released for any conduct arising prior to the Effective Date.

16. Mr. Ingram understands that he may revoke his acceptance of this Agreement at any time within seven days after he executes it by delivering to the Company written notice of his revocation in the form attached to this Agreement, by hand delivery to IMCO Recycling Inc., Jeffrey S. Mecom, Associate General Counsel, Central Tower at Williams Square, 5215 North O’Connor Blvd., Suite 1500, Irving, Texas 75039. Mr. Ingram further understands that if he does not revoke this Agreement within seven days following its execution and delivery (excluding the date of execution and delivery), it will become effective, binding, and enforceable on the next following day (the “Effective Date”).

17. It is Mr. Ingram’s express intent to waive and release any and all liabilities, demands, claims, or suits relating to or arising from his employment or the termination of his employment with any Employer Entity whether the claims are known or unknown, suspected or unsuspected.

18. Mr. Ingram has read this document and he acknowledges that it is written in a manner that he can understand. Mr. Ingram understands that he is giving a full and final release to the Parties Released and he declares that it is his intent to provide such a release. Mr. Ingram agrees that this document is a full and final expression of his agreement with each Employer Entity and with the Parties Released, and he acknowledges that no other promises have been made to Mr. Ingram by any Employer Entity or any of the Parties Released that are not set forth in this document. Mr. Ingram executes this document voluntarily and freely.

19. Mr. Ingram acknowledges that the business and services of all Employer Entities are highly specialized and that the following information is not generally known, is highly confidential, and constitutes trade secrets: proprietary technical and business information relating to any of the Employer Entities; plans, analyses or strategies concerning international or domestic acquisitions, mergers, possible acquisitions or new ventures of any of the Employer Entities; development plans or introduction plans for products or services of any of the Employer Entities; unannounced products or services of any of the Employer Entities; operation costs of the Employer Entities; pricing of products or services of the Employer Entities; research and development of the Employer Entities; personnel information of the Employer Entities; manufacturing processes, installation, service, and distribution procedures and processes of the Employer Entities, including components and parts thereof; customer lists of the Employer Entities; any know-how relating to the design, manufacture, and marketing of any Employer Entity’s services and products; technologies and know-how of the Employer Entities related to furnaces of the Employer Entities, and melting and processing techniques with respect thereto; non-public information acquired by Mr. Ingram concerning the requirements and specifications of the Employer Entities’ agents, vendors, contractors, suppliers, customers and potential customers; non-public financial information, business and marketing plans, and pricing and price lists of the Employer Entities; non-public matters relating to employee benefit plans of the Employer Entities; quotations or proposals given to agents or customers or received from suppliers of the Employer Entities; documents relating to any Employer Entity’s legal rights and obligations; the work product of any attorney employed by or retained by any Employer Entity; and any other information of the Employer Entities which is sufficiently secret to derive economic value from not being generally known.

20. Mr. Ingram and the Company mutually agree that they shall not make or publish any disparaging statements (whether written, electronic or oral) regarding, or otherwise malign the business reputation of, either Mr. Ingram or any Employer Entity or any Employer Entity’s directors, officers, partners, managers, members or employees.

21. Mr. Ingram shall maintain in the strictest confidence and will not, directly or indirectly, intentionally or inadvertently, use, publish, or otherwise disclose to any person or entity whatsoever, any information of the nature set forth in Paragraph 19 above, of or belonging to any Employer Entity, or of or belonging to any agent, joint venturer, partner, manager, member, contractor, customer, vendor or supplier of any Employer Entity, regardless of its form, without the prior written explicit consent of the appropriate Employer Entity. Mr. Ingram shall take reasonable precautions to protect the inadvertent disclosure of such information. All duties and obligations set forth in this Agreement shall be in addition to those which exist under statute and at common law and shall not negate but shall be in addition to or coextensive with any existing and continuing obligations arising under any agreements or documents executed by Mr. Ingram during his employment with the Company. Should Mr. Ingram be served with legal process seeking to compel disclosure of any such information, Mr. Ingram shall notify the Chief Executive Officer or General Counsel of the Company immediately.

22. For a period of one year after the Date of Termination, Mr. Ingram shall refrain from doing any and all of the following: a) contacting any individual who is employed by any Employer Entity or any of their successors (hereinafter, an “IMCO Employee”) for the purposes of directly or indirectly recruiting or placing any IMCO Employee with any other employer; b) encouraging any third party to contact any IMCO Employee for the purpose of directly or indirectly recruiting or placing any IMCO Employee with any other employer; c) influencing any IMCO Employee to terminate employment with any Employer Entity or any of its successors; or d) disclosing any information about any IMCO Employee to any person, firm, corporation, partnership, association or other entity which could be used to recruit or to place any IMCO Employee with any other employer or to influence any IMCO Employee to terminate his or her employment.

23. Mr. Ingram represents that he has returned to the Company, by the Effective Date and except to the extent such return is excused in writing by the Company, all expense reports, notes, memoranda, records, documents, employment manuals, credit cards, pass keys, computers, computer diskettes, office equipment, sales records and data, and all other information or property of any Employer Entity, no matter how produced, reproduced or maintained, within the possession or custody of Mr. Ingram and used in or pertaining to the business of any Employer Entity, including, but not limited to, lists of customers, prices, marketing plans, documents relating to the legal rights and obligations of any Employer Entity, the work product of any attorney retained by any Employer Entity, and any and all other confidential materials or information obtained by him in the course of his employment with any Employer Entity. Mr. Ingram may retain copies of his expense reports, benefits information,. and other records necessary for his personal tax purposes.

24. To the extent that the Company, in its reasonable judgment, determines that Mr. Ingram possesses information relevant to litigation, potential litigation, investigations by government agencies, potential investigations by government agencies, internal Company investigations, or otherwise, which relates to activities that occurred during the term of his employment with the Company, or thereafter and about which he has or may have knowledge, Mr. Ingram agrees to make himself available at the Company’s request to provide information and assistance, including, but not limited to, interviews, deposition testimony, pretrial preparation and trial testimony to respond to requests for information from government authorities and otherwise. Mr. Ingram shall have the right to be represented in any such matters by counsel of his choosing and at his sole cost and expense. The Company agrees to attempt to accommodate Mr. Ingram’s other commitments in scheduling any such interviews, depositions, pretrial preparation and trial testimony, or information requests, insofar as is practicable to minimize any inconvenience to him. Except with respect to the fees and expenses of his own counsel referred to above in this Paragraph 24, the Company shall promptly reimburse Mr. Ingram for reasonable out-of-pocket expenses incurred by him in connection with any request by the Company and his performance of services pursuant to this Paragraph 24.

25. Mr. Ingram acknowledges that any employment relationship between Mr. Ingram and any Employer Entity has terminated, and that Mr. Ingram has no future employment relationship with any Employer Entity after the Date of Termination, other than the contractual relationship created by this Agreement. In consideration of this Agreement, Mr. Ingram hereby waives any and all employment rights that he now has with each and every Employer Entity, except as otherwise expressly provided in this Agreement.

26. Mr. Ingram warrants that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that he is entering into this Agreement without any threat or coercion and without reliance on any statement or representation made on behalf of any Employer Entity or by any person employed by or representing any Employer Entity, except for the written provisions and promises contained in this Agreement.

27. This Agreement supersedes and replaces all prior commitments, negotiations and agreements proposed or otherwise, whether written or oral, concerning the subject matters contained in this Agreement. This Agreement is an integrated document and the consideration stated herein is the sole consideration for this Agreement.

28. If any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision, section, subsection or other portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended shall be enforced as to give effect to the intention of the Parties insofar as that is possible. In addition, the Parties hereby expressly empower a court of competent jurisdiction to modify any term or provisions of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

29. Nothing in this Agreement shall be construed as an admission of any wrongdoing by Mr. Ingram or any Employer Entity, or any officer, director, employee, agent, affiliate or associate of any of them.

30. This Agreement shall be interpreted and applied in accordance with applicable provisions of the Employee Retirement Income Security Act (ERISA) and the Older Workers Benefit Protection Act (OWBPA). To the extent that federal law does not apply, this Agreement shall be deemed to have been executed and delivered within the State of Texas and the rights and obligations of the Parties shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas without regard to that state’s rules regarding conflict of laws.

31. It is agreed that all questions as to rights and obligations arising out of the terms of this Agreement are subject to arbitration, the costs of which will be shared equally by the parties thereto, and such arbitration shall be governed by the provisions of the Texas General

Arbitration Act (Texas Civil Practice and Remedies Code, Section 171.001, et seq.). If a dispute should arise under this Agreement, either Party within 30 days after the date on which the dispute arises may make a demand for arbitration by filing a demand in writing with the other Party.

The Parties to this Agreement may agree on one arbitrator, but in the event they cannot so agree, there shall be three arbitrators, one named in writing by each of the Parties within 10 days after demand for arbitration is made, and a third arbitrator to be chosen by the two arbitrators named. Should either Party fail to timely join in the appointment of the arbitrators, the arbitrators shall be appointed in accordance with the provisions of the Texas Civil Practice and Remedies Code Section 171.003.

All arbitration proceedings conducted under the terms of this Agreement and all judicial proceedings to enforce any of the provisions of this Agreement shall take place in Dallas, Texas. The hearing before the arbitrators of the matter to be arbitrated shall be at the time and place within Dallas, Texas selected by the arbitrators. Notice of hearing shall be given and hearing conducted in accordance with the provisions of sections 171.005, 171.006 and 171.007 of the Texas Civil Practice and Remedies Code. At the hearing, any relevant evidence may be presented by either Party, and the formal rules of evidence applicable to judicial proceedings shall not govern. Evidence may be admitted or excluded in the sole discretion of the arbitrators. The arbitrators shall hear and determine the matter and shall execute and acknowledge their award in writing and deliver a copy thereof to each of the Parties by registered or certified mail.

If there is only one arbitrator, his or her decision shall be binding and conclusive on the Parties. If there are three arbitrators, the decision of any two shall be binding and conclusive. A judgment confirming the award of the arbitrators may be rendered by any court having jurisdiction. No action may be taken to vacate, modify, or correct the arbitral decision or award, except for actions in accordance with the provisions of the Texas General Arbitration Act (Texas Civil Practice and Remedies Code Sections 171.013, 171.014 and 171.015).

If the arbitrators selected pursuant to this provision shall fail to render a decision within 21 days of the date of hearing, they shall be discharged, and three new arbitrators shall be appointed and shall proceed in the same manner and the process shall be repeated until a decision is reached by at least two of the three arbitrators selected.

32. With regards to any of the transactions contemplated herein, the Company and Mr. Ingram each acknowledge and agree that all such transactions hereunder involving securities of IMCO or of any Employer Entity, and all actions and dealings by either of them with regards to such securities, are and will be subject in all respects to its or his, as the case may be, compliance with all applicable federal securities laws and the securities laws of any state having jurisdiction, and the Company and Mr. Ingram agree to fully comply therewith in all respects.

33. The Company shall have the right to deduct from all amounts hereunder paid in cash or other form any federal, state, or local taxes required by law to be withheld with respect thereto. With regard to the securities to be delivered to Mr. Ingram pursuant to Paragraph 4 hereof, Mr. Ingram shall pay to the Company within two business days after the Effective Date such amount as shall be necessary to satisfy the minimum amount that the Company is required to withhold by law with respect to such securities, taking into account all amounts withheld by the Company pursuant to Paragraph 3 hereof. Such payment by Mr. Ingram to the Company shall be a condition precedent to the delivery of such securities to Mr. Ingram. With regards to his receipt of any other securities hereunder, Mr. Ingram shall pay the Company an amount that will satisfy the minimum amount of any taxes which the Company is required to withhold with respect to such other securities, as a condition precedent to their issuance or delivery. The Company may choose, at its sole right and option and in its sole discretion to withhold securities which otherwise would be delivered to Mr. Ingram or acquired on exercise of any Options if necessary to satisfy withholding or other applicable taxes required by law.

34. Any Party’s failure to enforce one or more of the provisions of this Agreement shall not be construed as a waiver of such Party’s right to enforce any provision of this Agreement in the future. All remedies in this Agreement are cumulative and the election by a Party to pursue one or more of such remedies shall not constitute a waiver of any other remedy provided by this Agreement or by applicable law.

35. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

36. Except as expressly set forth herein (including, in particular, Paragraph 3 hereof), this Agreement shall not be construed to vest any rights under this Agreement to any individual or entity other than the Parties to this Agreement, and that the Parties do not intend for any portion of this Agreement to confer rights upon any person other than the Parties.

37. The covenants, agreements, indemnities, warranties, rights and obligations of Mr. Ingram, IMCO and the Partnership under the Agreement shall survive the termination of this Agreement and shall continue for so long as necessary in order for the Parties to enforce their respective rights hereunder.

38. The rights, obligations and agreements contained herein shall extend to and be binding upon, and inure to the benefit of, the respective heirs, administrators, personal representatives, successors and assigns of each of the Parties hereto. The rights of Mr. Ingram under this Agreement are non-assignable, except pursuant to the laws of descent and distribution.

39. IMCO hereby represents that the execution of this Agreement has been duly authorized by the Board of Directors of IMCO, and that the person signing this Agreement has authority to do so, and that this Agreement is binding and effective on IMCO and the Partnership in accordance with its terms. Mr. Ingram hereby represents that he is duly authorized to execute this Agreement, and that this Agreement is binding and effective on him in accordance with its terms.

40. The Company will pay Mr. Ingram his salary accrued through April 12, 2004 and reimburse Mr. Ingram for all reasonable business expenses incurred by him through April 12, 2004. With regards to business expense reimbursements, Mr. Ingram will comply with all Company policies with regards to submitting reimbursement requests (including providing invoices, statements and similar evidence of such expense incurrence), and at any rate, all such reimbursement requests must be provided by him to the Company on or before June 15, 2004. Mr. Ingram agrees to reimburse the Company for travel expenses that are personal in nature incurred through April 12, 2004.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on this date or dates set forth below.

DON V. INGRAM

Don V. Ingram

Date:

IMCO RECYCLING INC.

By:
Name:
Title:
Date:

IMCO MANAGEMENT PARTNERSHIP L.P.

By: IMCO RECYCLING INC., its General Partner

By:
Name:
Title:
Date:

ACKNOWLEDGMENT OF DECISION NOT TO REVOKE

At least seven (7) days have passed since I signed the foregoing Agreement and General Release. I do not wish to revoke the Agreement and General Release.

EXECUTED this                                  day of April, 2004.

Don V. Ingram

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

BEFORE ME, the undersigned authority, a Notary Public, on this day personally appeared Don V. Ingram, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

SUBSCRIBED AND SWORN TO before me on                             , 2004.

(SEAL)

Notary Public in and for the State of Texas

IN WITNESS WHEREOF, Steven B. Ingram (“Trustee”), as Trustee of the Ingram Family Insurance Trust No. 1 (the “Trust”), has caused this Agreement to be executed to evidence the Trust’s acknowledgment and agreement that (i) under Section 6(b) of that certain Split-Dollar Life Insurance Agreement dated May 2, 1998 (the “Split-Dollar Agreement”), by and between IMCO and Trustee, as trustee of the Trust, this Agreement constitutes written notice by IMCO delivered to the Trust that the Split-Dollar Agreement is terminated, (ii) under Sections 3 and 6 of the Split-Dollar Agreement, the Trust shall pay to IMCO the amount of the “Premium Advance” (as defined in Section 3 of the Split-Dollar Agreement.

INGRAM FAMILY INSURANCE TRUST NO. 1

By:
Steven B. Ingram, Trustee

EXHIBIT A

PERFORMANCE SHARE UNITS

YEAR	UNITS
2004	32,000
2003	50,000
2002	75,000

EXHIBIT B

STOCK OPTIONS

No. of Options	Grant Date	Exercise Price
16,667	12/15/94	$13.375
60,000	12/11/98	$13.00
100,000	12/11/98	$13.00
25,500	2/1/01	$4.39
100,000	12/15/02	$8.20
100,000	12/15/02	$8.20
Total: 402,167